                                                                    EXHIBIT 11.1

                               VARITY CORPORATION

                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                              Years ended January 31,
                                                            ---------------------------
                                                             1994      1993      1992
                                                            -------   -------   -------
Income (loss) before extraordinary loss and
 cumulative effect of changes in accounting principles....  $  76.3   $  33.4   $(178.0)

Preferred stock dividend entitlements.....................    (10.4)    (18.5)    (18.5)
                                                            -------   -------   -------

Income (loss) attributable to common stockholders before
 extraordinary loss and cumulative effect of
 changes in accounting principles (A).....................     65.9      14.9    (196.5)

Extraordinary loss (B)....................................     (1.7)     (6.4)        -

Cumulative effect of changes in accounting principles (C).   (146.1)        -         -
                                                            -------   -------   -------

Net income (loss) attributable to common stockholders (D).  $ (81.9)  $   8.5   $(196.5)
                                                            =======   =======   =======

Weighted average shares of common stock outstanding
 during the period (in thousands).........................   36,311    25,978    24,955

Common stock equivalents:
  Common stock options....................................      369       272         -
  Long-term incentive plans...............................       20        14         -
                                                            -------   -------   -------

Adjusted weighted average shares of common stock
 outstanding during the period (E)........................   36,700    26,264    24,955
                                                            =======   =======   =======

Primary income (loss) per share of common stock before
 extraordinary loss and cumulative effect of changes
 in accounting principles (A/E)...........................  $  1.80   $   .56   $ (7.87)

Extraordinary loss per share of common stock (B/E)........  $  (.05)  $  (.24)  $     -

Cumulative effect of changes in accounting principles per
 share of common stock (C/E)..............................  $ (3.98)  $     -   $     -

Primary income (loss) per share of common stock (D/E).....  $ (2.23)  $   .32   $ (7.87)

Note: If the actual conversion of Class I Preferred Stock into common stock in the third quarter of fiscal 1993 was assumed to have occurred as of the first day of fiscal 1993, primary income per share of common stock before extraordinary loss and cumulative effect of changes in accounting principles would have amounted to $1.73.